AMENDMENT NO. 2 TO

IMPLEMENTATION SERVICES AGREEMENT

THIS AMENDMENT NO. 2, dated as of this 10th day of April 2019 (the “Amendment”), to the Implementation Services Agreement, dated October 5, 2018, as amended (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Russell Investments Implementation Services, LLC (“RIIS” and, together with the Adviser, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, RIIS may provide, when needed, certain implementation services to the fund series of the Six Circles Trust (the “Trust”);

WHEREAS, the Adviser and RIIS desire that the Agreement accommodate the transition of assets between and among sleeves of the fund series of the Trust, as directed by the Adviser, even when the sleeves are within one series and/or managed by one subadviser;

WHEREAS, the Parties desire to amend the Agreement to clarify that implementation services could include transition services to reflect Adviser allocation decisions between and among fund sleeves in the same fund and that these would not be deemed to be Interim Subadvisory Services; and

WHEREAS, Section 15 of the Agreement provides that the Agreement may be amended at any time by written agreement between the Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

WITNESSETH:

1.	Section 1(a) of the Agreement is deleted in its entirety and hereby replaced with the following:

(a) Transition Services. If specified by the Client on the applicable Fund Restructure Notice, RIIS will provide Transition Services as defined in and subject to the investment objectives and policies set forth on Schedule A. Transition Services will commence upon RIIS’s receipt and acceptance of a Fund Restructure Notice in the form attached to Appendix 1 to Schedule A. If specified by the Client on the applicable Fund Restructure Notice, Transition Services may include transition services between and among Specified Fund Sleeves (or sub-sleeves thereof) to reflect allocation decisions by the Adviser (“Sleeve Transition Services”), as further defined on Schedule A. These Sleeve Transition Services shall be considered Transition Services and not Interim Sub-advisory Services for purposes of this Agreement and related provisions.

2.	Sections 4(b), 4(c) and 4(d) of the Agreement are deleted in their entirety and hereby replaced with the following:

(b) If Interim Subadvisory Services are required, RIIS will manage the assets of each Specified Fund Sleeve in accordance with the Investment Subadvisory Agreement attached hereto as Appendix 3 to Schedule A. If Transition Services or Sleeve Transition Services are required, the Client will be responsible for providing RIIS a list of the specific investment instructions in the applicable Fund Restructure Notice which detail any investment objectives, policies, guidelines, restrictions and/or other requirements applicable to the Fund under the Investment Company Act of 1940, as amended (the “Investment Company Act”). RIIS will comply with any specific investment instructions provided to it by the Client and set forth in the applicable Fund Restructure Notice.

(c) With respect to any Fund for which RIIS provides Services (other than Sleeve Transition Services), (i) without the prior written consent of the Client, RIIS will not consult with any other subadvisor to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any subadviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) RIIS is responsible only for providing advice and the other services set forth herein with respect to the Funds.

(d) Except as otherwise specified in this Agreement, RIIS will comply with all applicable laws relating to its provision of Transition Services under this Agreement, including, without limitation, applicable provisions of the Investment Company Act, and will provide such information, reports and certifications as may be required in connection with the Fund’s reporting and other obligations under applicable laws, including, without limitation, the Investment Company Act, and specifically, upon request, reports and certifications with respect to Rule 17e-1 under the Investment Company Act, as applicable. The parties agree that with respect to any Service RIIS provides under this Agreement (other than Interim Subadvisory Services), the Receiving and/or Transferring Manger shall be responsible, with respect to the composition of the Legacy Portfolio and the Target Portfolio and the instructions given to RIIS, for complying with (i) the Fund’s investment objective, policies and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (the “Prospectus”), (ii) such investment guidelines, if any, as may be agreed from time to time in writing by the Client and such Receiving and/or Transferring Manger, and (iii) any other requirements applicable to the Fund under the Investment Company Act.

3.

Schedule A (Service Definitions, Objective and Policies) and Appendix 1 to Schedule A (Fund Restructure Notice) to the Agreement are deleted in their entirety and hereby replaced with the Schedule A and Appendix 1 to Schedule A attached hereto.

4.

This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

5.	No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

6.	This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:	/s/ Mary Savino
Name:	Mary Savino
Title:	Managing Director

RUSSELL INVESTMENTS IMPLEMENTATION SERVICES, LLC

By:	/s/ Travis Bagley
Name:	Travis Bagley
Title:	Director, Transition Management- Americas

SCHEDULE A

SERVICE DEFINITIONS, OBJECTIVES AND POLICIES DEFINITIONS.

(a)

“Transition Services” refer to a combination of analysis, strategy development, implementation, trading and brokerage services designed to reduce the total cost and risk associated with a Transition. These services could include the use of financial futures, foreign currency, securities or other instruments to obtain desired exposures for specified periods according to Client instructions during the course of a Transition while the Client’s final Target Portfolio and manager structure is determined. These services could include Sleeve Transition Services.

(b)

“Interim Subadvisory Services” refer to the services described in the Investment Subadvisory Agreement in the form attached hereto as Appendix 3 to this Schedule, as approved by the Board of the Funds.

(c)

A “Transition” occurs when the Client reallocates assets (“Transition Assets”) from a Legacy Portfolio to a Target Portfolio. For example, a Transition may occur when Transition Assets are reallocated among existing investment managers or Specified Fund Sleeves (or sub-sleeves thereof), when existing managers are terminated and new managers are hired or when the Client terminates existing managers and establishes an interim Target Portfolio prior to identifying new managers or the final Target Portfolio.

(d)	“Legacy Portfolio” means the existing portfolio of securities, cash and/or other assets identified by the Client to be restructured in a Transition.

(e)	“Target Portfolio” means the portfolio of securities, cash and other assets identified by the Client and/or the Receiving Managers to be created through the Transition.

(f)	“Receiving Managers” are the Client’s existing or newly hired investment managers who receive Transition Assets.

(g)	“Transferring Managers” are the Client’s investment managers whose assets are partially or completely transferred in a Transition.

1.

SCOPE OF TRANSITION SERVICES. The scope of Transition Services will vary by Transition, and will be described on a “Fund Restructure Notice” to be executed by the Client and RIIS in the form attached as Appendix 1 to this Schedule. Among other things, the Fund Restructure Notice:

(a)

Establishes RIIS’s authority (under the terms of the Agreement) to purchase, sell or otherwise transfer securities held in the identified Transition Account(s) for the purpose of establishing the Target Portfolio (or interim Target Portfolio, as the case may be), all in accordance with the Client’s instructions as provided in the Fund Restructure Notice;

(b)	Establishes the basic objectives for the Transition;

(c)

Establishes whether RIIS is authorized to use financial futures or other securities and instruments (other than those selected by Receiving Managers) to achieve the desired exposure while the Transition is in progress;

(d)	May also authorize RIIS to provide Interim Subadvsiory Services; and

(e)	May provide any special or additional instructions for the conduct of the Transition Services.

2.

CONDUCT OF TRANSITION. Upon acceptance of the Fund Restructure Notice by RIIS, the Client will provide RIIS with a list of the appropriate contact persons and persons with authority to deal in the Transition Assets at the Client’s custodian(s) and at each of the Transferring and Receiving Managers (collectively, the “Transition Parties”). The Client will deliver instructions to the Transition Parties to comply with RIIS’s instructions and to provide information and updates related to the Legacy Portfolio, the Target Portfolio and other elements of the Transition to the extent reasonably requested by RIIS. RIIS will provide forms of instruction and request letters from time to time to assist in this process.

3.

RELIANCE ON INFORMATION. RIIS is entitled to rely on information provided by the Transition Parties, including but not limited to the contents of the Legacy and Target Portfolios and investment guidelines or other instructions provided by the Client or the Transition Parties. Changes to such information, investment guidelines or other instructions will be effective only upon RIIS’s receipt of an amendment in writing or in such other form as acceptable to it.

4.	INVESTMENT DECISIONS. RIIS does not:

(a)	Review or assess the investment decisions made by the Client and/or Receiving Managers in configuring the Target Portfolio; or

(b)

Select securities or other instruments for investment of Transition Assets, except to the extent that RIIS has been authorized in the Fund Restructure Notice to invest in financial futures, securities or other instruments to achieve desired exposures during the course of a Transition or until a final Target Portfolio can be identified. This does not preclude any activities that otherwise may be agreed to by the parties with respect to Sleeve Transition Services or Interim Subadvisory Services.

6.

TRANSACTION PROCEDURES. All transactions will be consummated by payment or delivery to the Client’s custodian, or to such depositories or agents as may be designated by the Client or its agent, of all cash and/or securities due to or from the Transition Account. Other than for investment or reinvestment as provided herein, transfers from such custodial accounts will be made solely at the direction of the Client. RIIS will confirm in writing or by electronic communications to the custodian when such transactions have been executed. RIIS does not accept responsibility or liability with respect to custodial arrangements relating to the Transition Account or the acts or omissions of the Client’s custodian(s) which may affect settlement.

7.	REPORTS. RIIS will provide to the Client a summary report concerning the status of the transition activity upon completion of the Transition.

8.

SCOPE OF EXECUTION SERVICES. The scope of Execution Services will vary by engagement and will be described on an “Execution Services Notice” to be executed by the Client and RIIS in the form attached as Appendix 2 to this Schedule. Among other things, the Execution Services Notice:

(a)

Establishes RIIS’s authority (under the terms of the Agreement) to purchase, sell or otherwise transfer securities in the identified Execution Account(s) for the purpose of executing the trades as instructed, all in accordance with the Client’s instructions as provided in the Execution Services Notice;

(b)	Establishes the basic objectives for the Execution Services; and

(c)	May provide any special or additional instructions for the conduct of the Execution Services.

FEE RATES OMITTED